                             SMARTSERV ONLINE, INC.
                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                          To be Held on December 8, 2000



To the Stockholders of SmartServ Online, Inc.:

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of SmartServ Online, Inc., a Delaware corporation (the "Company"), will be held at 10:00 A.M., local time, on Friday, December 8, 2000, at the Stamford Marriott Hotel, 2 Stamford Forum, 243 Tresser Blvd, Stamford, CT 06901, for the following purposes:

     1. To elect two (2) Class III directors to the Company's Board of Directors to serve until the Company's Annual Meeting of Stockholders to be held in the year 2001 or until their successors are duly elected and qualified; to elect three (3) Class I directors to the Company's Board of Directors to serve until the Company's Annual Meeting of Stockholders to be held in the year 2002 or until their successors are duly elected and qualified; and to elect two (2) Class II directors to the Company's Board of Directors to serve until the Company's Annual Meeting of Stockholders to be held in the year 2003 or until their successors are duly elected and qualified;

     2. To approve the grant of options to purchase 150,000 shares of common stock to Sebastian E. Cassetta and the grant of options to purchase 56,250 shares of common stock to Mario F. Rossi;

     3. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on Friday, November 3, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

                              By Order of the Board of Directors


                              Richard D. Kerschner
                              Secretary
Stamford, Connecticut
November 10, 2000

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                        OF
                              SMARTSERV ONLINE, INC.
                             ______________________

                                 PROXY STATEMENT
                             ______________________


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SmartServ Online, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Friday, December 8, 2000, at 10:00 A.M., local time, at the Stamford Marriott Hotel, 2 Stamford Forum, 243 Tresser Blvd, Stamford, CT 06901, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     The approximate mailing date of this Proxy Statement is November 10, 2000.

     The cost of preparing, assembling, printing, mailing and distributing the Notice of Annual Meeting, this Proxy Statement and the proxies is to be borne by the Company. The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries, who are holders of record of the Company's Common Stock, for their reasonable out-of-pocket expenses in forwarding proxy solicitation materials to the beneficial owners of shares of Common Stock. In addition to the use of the mail, proxies may be solicited without extra compensation by directors, officers, and employees of the Company by personal interview, telephone, telegram, cablegram or other means of electronic communication.

     It is important that your shares are represented at the Annual Meeting, and, therefore, all stockholders are cordially invited to attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, you are urged to, as promptly as possible, mark, sign and date the enclosed form of proxy, which requires no postage if mailed in the United States. If you hold shares directly in your name and attend the Annual Meeting, you may vote your shares in person, even if you previously submitted a proxy card. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of the Company, or by attending and voting in person at the Annual Meeting. If you hold your shares in "street name" you may revoke or change your vote by submitting new instructions to your broker or nominee.

     The Company's principal executive offices are located at Metro Center, One Station Place, Stamford, Connecticut 06902, and its telephone number is (203) 353-5950. The Company can also be reached on the Internet at http://www.smartserv.com.

                             PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

     (1) The election of two (2) Class III directors to the Company's Board of Directors to serve until the Company's Annual Meeting of Stockholders to be held in the year 2001 or until their successors are duly elected and qualified, the election of three (3) Class I directors to the Company's Board of Directors to serve until the Company's Annual Meeting of

          Stockholders to be held in the year 2002 or until their successors are duly elected and qualified, and the election of two (2) Class II directors to the Company's Board of Directors to serve until the Company's Annual Meeting of Stockholders to be held in the year 2003 or until their successors are duly elected and qualified;

     (2) The approval of the grant of options to purchase 150,000 shares of common stock to Sebastian E. Cassetta and 56,250 shares of common stock to Mario F. Rossi;

     (3) The ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

     (4) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted in favor of the election of the nominees for director named below, for approval of the grant of options to purchase common stock to Messrs. Cassetta and Rossi and for ratification of the appointment of Ernst & Young LLP as the Company's auditors. In the event a stockholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The close of business on Friday, November 3, 2000 has been fixed by the Board as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of October 31, 2000, there were 5,842,145 shares of Common Stock of the Company issued and outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter to come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum for the transaction of business at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting for the purpose of determining the presence of a quorum.

     Directors are elected by a plurality of votes of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the majority of shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of any other matter that is being submitted to a vote of the stockholders. Proxies submitted which contain abstentions and broker non-votes will be deemed present at the Annual Meeting in determining the presence of a quorum. Shares abstaining with respect to any matter will be considered as votes represented, entitled to vote, and cast with respect to that matter. Shares subject to broker non-votes with respect to any matter are not considered shares entitled to vote with respect to that matter.

                               SECURITY OWNERSHIP

     The following table sets forth, as of October 5, 2000, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares,
(ii) each director of the Company, (iii) each Named Executive Officer (as defined below) and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

              Name and Address of                        Amount and Nature of Beneficial                   Percent of
              Beneficial Owner (1)                                Ownership (2)                      Outstanding Shares (3)
              --------------------                                -------------                      ----------------------
Sebastian E. Cassetta                                                890,991(4)                               15.16%
c/o SmartServ Online, Inc.
Metro Center, One Station Place
Stamford, CT 06902

Steven Rosner                                                        405,533                                   6.97%
1220 Mirabeau Lane
Gladwyn, Pennsylvania 19035

Mario F. Rossi                                                       310,579(5)                                5.30%
c/o SmartServ Online, Inc.
Metro Center, One Station Place
Stamford, CT 06902

TecCapital, Ltd.                                                     303,030                                   5.21%
Cedar House
41 Cedar Avenue
Hamilton, HM 12, Bermuda

Data Transmission Network Corporation                                179,900(6)                                3.04%

Claudio Guazzoni                                                     103,699(7)                                1.75%

Thomas W. Haller                                                      69,666(8)                                1.18%

L. Scott Perry                                                        35,833(9)                                   *

Catherine Cassel Talmadge                                             35,816(9)                                   *

Stephen Lawler                                                        30,000(10)                                  *

Robert H. Steele                                                      24,166(11)                                  *

Charles R. Wood                                                       24,000(12)                                  *

Charles R. Klotz                                                      10,000(13)                                  *

All executive officers and directors as a group
 (14 persons)                                                      1,704,475(14)                              26.91%

____________________
*    Less than 1%

(1) Under the rules of the Securities and Exchange Commission (the "SEC"), addresses are only given for holders of 5% or more of the outstanding Common Stock of the Company.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(3) Represents the number of shares of common stock beneficially owned as of October 5, 2000 by each named person or group, expressed as a percentage of the sum of all of the shares of such class outstanding as of such date and the number of shares not outstanding, but beneficially owned by such named person or group.

(4) Includes 61,999 shares of common stock subject to currently exercisable options. Also includes 2,051 shares held in trust for the benefit of Mr. Cassetta's wife.

(5) Includes 49,749 shares of common stock subject to currently exercisable options.

(6) Includes 100,000 shares of common stock subject to currently exercisable warrants.

(7) Includes 34,166 shares of common stock subject to currently exercisable options. Also includes 69,533 shares of common stock subject to currently exercisable warrants.

(8) Includes 68,000 shares of common stock subject to currently exercisable options and 1,000 shares of common stock subject to currently exercisable warrants.

(9) Includes 35,000 shares of common stock subject to currently exercisable options.

(10) Represents 30,000 shares of common stock subject to currently exercisable options.

(11) Includes 20,000 shares of common stock subject to currently exercisable options.

(12) Includes 10,000 shares of common stock subject to currently exercisable options.

(13) Represents 10,000 shares of common stock subject to currently exercisable options. Does not include 303,031 shares beneficially owned by TecCapital, Ltd. of which Mr. Klotz is a director. Mr. Klotz disclaims beneficial ownership of these shares.

(14) Includes 2,051 shares held in trust for the benefit of Mr. Cassetta's wife, and 507,154 shares of common stock subject to currently exercisable options and warrants issued to all executive officers and directors.

Changes in Control

The Company and each of Sebastian E. Cassetta and Stephen Francesco (former President of the Company) have entered into an agreement with Zanett Capital, Inc. ("Zanett") dated September 29, 1997, as subsequently amended, which provides, among other things, that for a period of five years, upon default under the prepaid warrants, the Company will, at the request of Zanett, appoint such number of designees of Zanett to its Board of Directors so that the designees of Zanett will constitute a majority of the members of the Board of Directors of the Company. Further, Messrs. Cassetta and Francesco have agreed to vote their shares of common stock, representing approximately 15.17% of the outstanding stock of the Company in favor of the designees of Zanett at each Annual Meeting of Stockholders of the Company at which directors are elected.

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), officers, directors and holders of more than 10% of the outstanding shares of the Company's Common Stock ("Reporting Persons") are required to file periodic reports of their ownership of, and transactions involving, the Company's Common Stock with the SEC. Based solely upon a review of copies of such reports received by the Company, the Company believes that its Reporting Persons have complied with all Section 16 filing requirements applicable to them with respect to the Company's fiscal year ended June 30, 2000, except as follows:

     Stephen Lawler and Charles R. Klotz, each a director of the Company, and Alan G. Bozian, an officer of the Company, each filed a late Initial Statement of Beneficial Ownership of Securities on Form 3 when Messrs. Lawler and Klotz became directors of the Company and Mr. Bozian became an officer of the Company. Mr. Bozian's Form 3 also reflected the receipt of certain stock options.
Charles R. Wood filed a late Statement of Changes of Beneficial Ownership on Form 4, reflecting the receipt of certain stock options and the acquisition and contemporaneous disposition (by gift) of stock in the Company. Sebastian E. Cassetta and Mario F. Rossi, each an officer and director of the Company, Thomas
W. Haller, Richard D. Kerschner, John Montgomery and Robert Pearl, each an officer of the Company, and Claudio Guazzoni, Charles R. Klotz and Stephen Perry, each a director of the Company, each failed to file an Annual Statement of Beneficial Ownership of Securities on Form 5, which were to reflect the receipt of certain stock options. Additionally, the Forms 5 of Messrs. Cassetta, Rossi, Montgomery and Pearl each were to reflect a single acquisition of common stock.

                     PROPOSAL TO ELECT DIRECTORS; NOMINEES

     The Company's Certificate of Incorporation provides that the number of directors constituting the Company's Board of Directors shall be not less than three (3) nor more than fifteen (15) as fixed from time to time by the Board of Directors. The Board of Directors has fixed at nine (9) the number of directors that will constitute the Board for the ensuing year.

     Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes. The term of office of Class III and Class I directors was to expire at the Company's 1998 and 1999 annual meetings of Stockholders, respectively. Since such meetings were not held, two
(2) of the Class III directors and all of the Class I directors will be elected at the 2000 Annual Meeting, with their terms to expire in 2001 and 2002, respectively, or until their successors are duly elected and qualified. The term of office of the Class II directors expires at this Annual Meeting and those directors shall be elected to a term of office expiring at the Company's 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until any such director's earlier resignation or removal. The current directors of the Company and their respective classes and terms of office are as follows:

     Director                                     Class        Term Is Or Was To Expire
     --------                                     -----        ------------------------
Sebastian E. Cassetta                              III         at 1998 Annual Meeting
Charles R. Wood                                    III         at 1998 Annual Meeting
Stephen Lawler                                     III         on December 27, 2000
L. Scott Perry                                      I          at 1999 Annual Meeting
Claudio Guazzoni                                    I          at 1999 Annual Meeting
Catherine Cassel Talmadge                           I          at 1999 Annual Meeting
Mario F. Rossi                                      II         at 2000 Annual Meeting
Robert H. Steele                                    II         at 2000 Annual Meeting
Charles R. Klotz                                    II         on May 14, 2001

     Two (2) Class III directors are to be elected at the Annual Meeting for a term expiring at the Company's 2001 annual meeting of Stockholders. Messrs. Cassetta and Wood, each a current Class III director, have been nominated for election as Class III directors at the Annual Meeting. Mr. Lawler's term of office as a Class III director has not expired.

     Three (3) Class I directors are to be elected at the Annual Meeting for a term expiring at the Company's 2002 annual meeting of Stockholders. Messrs. Perry and Guazzoni and Ms. Talmadge, each a current Class I director, have been nominated for election as Class I directors at the Annual Meeting.

     Two (2) Class II directors are to be elected at the Annual Meeting for a term expiring at the Company's 2003 annual meeting of Stockholders. Messrs. Rossi and Steele, each a current Class II director, have been nominated for election as Class II directors at the Annual Meeting. Mr. Klotz's term of office as a Class II director has not expired.

     The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to the Board and, to the knowledge of the Board of Directors, each nominee intends to serve the entire term for which election is sought. However, should any nominee become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by the Board of Directors will be voted for such other persons as the Board may determine.

                                   MANAGEMENT

Directors and Executive Officers of the Company

Name                         Age        Position
----                         ---        --------

Sebastian E. Cassetta         51        Chief Executive Officer, Chairman of the Board and Class III Director
Mario F. Rossi                61        Executive Vice President, Operations, Chief Technology Officer and Class II Director
Alan G. Bozian                46        Executive Vice President and Chief Financial Officer
Thomas W. Haller              46        Senior Vice President, Treasurer and Chief Accounting Officer
Richard D. Kerschner          34        Senior Vice President, General Counsel and Corporate Secretary
John Montgomery               38        Senior Vice President, Sales and Business Development
Robert Pearl                  32        Senior Vice President, International Development - Europe
Claudio Guazzoni              36        Class I Director
Charles R. Klotz              58        Class II Director
Stephen Lawler                36        Class III Director
L. Scott Perry                51        Class I Director
Robert H. Steele              60        Class II Director
Catherine Cassel Talmadge     47        Class I Director
Charles R. Wood               58        Class III Director

     Sebastian E. Cassetta has been Chief Executive Officer, Chairman of the Board and a director of the Company since its inception and had been its Treasurer and Secretary from its inception until March 1996 and October 2000, respectively. From June 1987 to August 1992, Mr. Cassetta was the President of Burns and Roe Securacom Inc., an engineering and large-scale systems integration firm. He is also a former Director, Managing Director and Vice President of Brinks Inc. At Brinks, he expanded international operations in over 15 countries and became the youngest person to be appointed Vice President in Brinks' 140 year history. Appointed by President Reagan and Department of Commerce Secretary Malcolm Baldridge, he served on both the U.S. Export Council and The Industry Sector Advisory Committee (ISAC) regarding GATT negotiations. He is a former member of the Board of Directors of The Young Presidents' Organization and the former Chairman of the New York Chapter.

     Mario F. Rossi was Vice President of Operations of the Company from December 1994 to February 1998, and Senior Vice President, Operations and Chief Technology Officer until October 2000 when he was promoted to Executive Vice President. In February 1998, Mr. Rossi was appointed a director of the Company. Mr. Rossi has business and operational management experience in the computer, telecommunications and security fields. He has an extensive background in product development, operations and technical marketing. From 1989 to 1994, Mr. Rossi was Vice President of Operations for MVS Inc., a fiber optic company specializing in wireless technology, and a General Manager at Pirelli from 1986 to 1988. From 1971 to 1986, he was Director of Development of Philips Medical Systems, in the U.S. as well as the Netherlands.

     Alan G. Bozian joined the Company as Senior Vice President & Chief Financial Officer in May 2000 and was promoted to Executive Vice President in October 2000. Prior to joining the Company, he spent 24 years at UBS AG and its predecessor, Union Bank of Switzerland, a global integrated investment services firm. At UBS, Mr. Bozian rose through a series of senior trading management and treasury management positions including responsibility for its worldwide treasury activities as Global Treasurer.

     Thomas W. Haller, CPA has been the Company's Treasurer since he joined the Company in March 1996. He served as Vice President from March 1996 until October 2000, when he was promoted to Senior Vice President. Additionally, Mr. Haller was the Chief Financial Officer from March 1996 until June 2000, when he became the Company's Chief Accounting Officer. From December 1992 to March 1996, Mr. Haller was a Senior Manager at Kaufman Greenhut Forman, LLP, a public accounting firm in New York City, where he was responsible for technical advisory services and the firm's quality assurance program. Prior thereto, he was a Senior Manager with Ernst & Young LLP, an international public accounting and consulting firm, where he had responsibility for client services and new business development in the firm's financial services practice.

     Richard D. Kerschner joined the Company as Vice President and General Counsel in April 2000. In September 2000, Mr. Kerschner was elected Secretary of the Company and in October 2000 he was promoted to Senior Vice President. Prior thereto, Mr. Kerschner was Managing Counsel at Omnipoint Communications, a leading wireless service provider, where he supervised a staff of attorneys and paralegals in Omnipoint's legal and regulatory affairs department. Mr. Kerschner joined Omnipoint in 1997 and worked on all aspects of its legal and regulatory issues, and had primary in-house responsibility for Omnipoint's corporate finance, mergers and acquisitions, joint ventures and strategic alliances, tax and general commercial litigation. Mr. Kerschner was in private practice with the law firm of McCann & McCann from 1994 to 1997.

     John Montgomery joined the Company in April 2000 as Vice President of Financial Services with over 15 years of global and domestic securities experience. In October 2000, he was promoted to Senior Vice President of Sales and Business Development. From January 1999 to January 2000 Mr. Montgomery was a director of, and from April 1997 to January 1999 a Vice President of, SG Cowen Securities. Managing over 22 sales professionals, he provided account coverage to broker-dealers, money managers, mutual funds, insurance companies and commercial banks. Mr. Montgomery holds several NASD registrations, including General Securities Sales Supervisor. He has experience with equities, fixed-income, options and interest rate derivatives. Mr. Montgomery spent 5 years in institutional sales at UBS Securities, over 3 years in portfolio strategies for PaineWebber and 3 years with Merrill Lynch Capital Markets.

     Robert Pearl joined the Company in September 1998 with over 7 years of wireless industry experience. He is responsible for developing the Company's wireless strategy and consummating relationships with key business and technology strategic alliances. In March 2000, Mr. Pearl was promoted to Vice President and in October 2000 to Senior Vice President. Mr. Pearl is a co-founder and former co-chairman of the WAP Forum's Developer Expert Group. Prior to joining the Company, Mr. Pearl was Project Manager for Wireless Information Services at Omnipoint from 1996 to 1998 and Marketing Liaison at AT&T Wireless (formerly McCaw Cellular Communications) from 1993 to 1996.

     Claudio Guazzoni became a director of the Company on January 11, 1998. Since 1993, Mr. Guazzoni has been President of The Zanett Securities Corporation (now known as the Planet Zanett Internet Incubator) and Zanett Capital, Inc. providing financial and strategic consulting services to growth companies.
Prior to joining the Zanett organization, Mr. Guazzoni was a Money Manager with Delphi Capital Management, Inc. (1992) and an associate with Salomon Brothers, Inc. from 1985 to 1991.

     Charles R. Klotz became a director of the Company on May 15, 2000. Since 1985, Mr. Klotz has been a director of a number of private and public companies associated with David R. Barclay and Frederick H. Barclay. He was President and Chief Executive Officer of Gulf Resources & Chemical Corporation from 1985-1988 and he was Chairman and Chief Executive Officer of Gotaas Larsen Shipping Corporation from 1988-1997. Prior thereto, he was with Bank of Boston where he held a number of positions including Head of Corporate Banking in London and Deputy Head of Specialized Corporate Finance which covered acquisition finance and venture capital.

     Stephen Lawler was elected a director of the Company on December 28, 1999. He has been the Group Product Manager for the Mobile Internet Business Unit at Microsoft Corporation since April 1999. Mr. Lawler's experience includes all aspects of engineering including software development, program management, quality assurance and documentation. Additionally, he has directed product marketing teams, program management teams and engineering teams. From 1992 to April 1999, he worked for MapInfo Corporation where he was a member of the Executive Team, the Managing Director of Product Marketing and Product Management and the Managing Director of Software Development and Product Development.

     L. Scott Perry has been a director of the Company since November 1996. Since June 1998, Mr. Perry has been Vice President, Strategy & Alliances - AT&T Solutions. From December 1995 to June 1998, Mr. Perry was Vice President, Advanced Platform Services of AT&T Corp. From January 1989 to December 1995, Mr. Perry held various positions with AT&T including Vice President -- Business Multimedia Services, Vice President (East) -- Business Communications Services and Vice President -- Marketing, Strategy and Technical Support for AT&T Data Systems Group. Mr. Perry serves on the Board of Directors of Junior Achievement of New York, is a member of the Cornell University Engineering College Advisory Council and serves on the Board of INEA, a private financial planning software company based in Toronto, Canada.

     Robert H. Steele was appointed a director of the Company on February 23, 1998. Since February 1998, Mr. Steele has been Vice Chairman of the John Ryan Company, an international bank support and marketing company. From 1992 to February 1998, Mr. Steele was a Senior Vice President of the John Ryan Company. Mr. Steele is the former President of Dollar Dry Dock Bank and a member of the Board of Directors of Moore Medical Corp., Scan Optics, Inc. Accent Color Sciences, Inc., NLC Insurance Companies, Inc. and the New York Mercantile Exchange.

     Catherine Cassel Talmadge has been a director of the Company since March 1996. Since May 1999, Ms. Talmadge has been Senior Vice President of Business Development for High Speed Access Corporation. From September 1984 to May 1999, she held various positions with Time Warner Cable, a division of Time Warner Entertainment Company, L.P., including Vice President, Cable Programming; Director, Programming Development; Director, Operations; Director, Financial Analyses; and Manager, Budget Department.

     Charles R. Wood was appointed a director of the Company in September 1998. Mr. Wood is a director of Capital Returns, Inc., an internet incubator for companies developing financial related products and internet enabling technologies utilized by online investors and financial service firms, and is Chairman and Chief Executive Officer of Terra Investors, Inc., a closely held investment company. Mr. Wood was Senior Vice President of Data Transmission Network Corporation and President of its Financial Services Division from 1989 and 1986, respectively, until February 28, 2000.

     The Company's officers are elected annually and serve at the discretion of the Board of Directors for one year subject to any rights provided by employment agreements that are described below under "Executive Compensation -- Employment Agreements".

Meetings and Committees of the Board of Directors

     During the year ended June 30, 2000, the Board of Directors held 8 meetings and took certain action on 3 other occasions by written consent. During such year, each director attended at least 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board, and (ii) the number of Committee meetings held during the period he or she served on such committee.

     The Compensation Committee, currently composed of Messrs. Wood and Steele, has authority over officer compensation and administers the Company's employee stock option plans.

     The Audit Committee, currently composed of Messrs. Steele and Perry and Ms. Talmadge, serves as the Board's liaison with the Company's auditors.

     The Finance Committee, currently composed of Mr. Guazzoni, Mr. Steele and Ms. Talmadge, reviews expenditures of the Company.

     The Technology Advisory Committee, currently composed of Messrs. Lawler and Rossi, is responsible for identifying new technologies and markets therefor.

Directors' Compensation

     Each Director who is not an officer or employee of the Company is reimbursed for his or her out-of-pocket expenses incurred in connection with attendance at meetings or other Company business. Prior to December 31, 1999, each non-employee director received a $1,000 fee for each meeting he or she attended. Commencing January 1, 2000, each non-employee director receives a $1,500 fee for each meeting he or she attends. Additionally, each committee member receives up to $1,000 per meeting attended.

     The Compensation Committee has the discretionary authority to grant options to non-employee directors. Pursuant to such authority, on October 13, 1999, it granted options to purchase 10,000 shares of common stock at a price of $.9375 to each non-employee director. Additionally, on May 30, 2000, the Board of Directors granted options to purchase 10,000 shares of common stock at a price of $49.50 to each non-employee director. The exercise price of each share of common stock under any option granted to a director was equal to the fair market value of a share of common stock on the date the option was granted.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning annual and long-term compensation, paid or accrued, for the Chief Executive Officer and for each other executive officer (the "Named Executive Officers") of the Company whose compensation exceeded $100,000 in fiscal 2000 for services in all capacities to the Company during the last three fiscal years.

                           Summary Compensation Table
                           --------------------------

                                        Annual Compensation                     Long-term Compensation
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               Securities
Name and Principal       Fiscal                             Other Annual       Restricted      Underlying        All Other
 Position                 Year    Salary       Bonus      Compensation (1)  Stock Awards (2)     Options       Compensation
-----------------------------------------------------------------------------------------------------------------------------
Sebastian E. Cassetta      2000   $216,200  $   241,300       $9,750           $     --          23,000         $27,100 (10)
Chief Executive            1999    155,000      116,414 (3)    9,750            185,471 (4)      92,000 (6)      24,416 (10)
Officer                    1998    125,000           --        9,750                 --          37,500 (7)          -- (11)

Mario F. Rossi             2000    162,000      104,100        6,000                 --          22,000              -- (11)
Senior Vice                1999    122,500       43,749 (3)    6,000             61,824 (5)      67,500 (8)          -- (11)
President of Operations    1998     92,400           --        6,000                 --          20,834 (7)          -- (11)

Thomas W. Haller           2000    112,250       21,300        6,000                 --          79,000              -- (11)
Treasurer                  1999     89,400        2,600        6,000                 --          32,000 (9)          -- (11)
                           1998     77,700           --        6,000                 --          15,000 (7)          -- (11)

(1)  Amounts shown consist of a non-accountable expense allowance.

(2) The Named Executive Officers did not receive any LTIP Payouts in 2000, 1999 or 1998.

(3) Based on the closing price of $0.75 on June 30, 1999, the date on which the bonus was earned. If such amount were calculated at $16.50, the closing price on December 28, 1999, the day immediately preceding the date of grant, the value of the common stock issued in satisfaction of the bonus obligation would be $2,442,000 and $891,000 for Messrs. Cassetta and Rossi, respectively.

(4) On December 29, 1998, the Board of Directors approved the sale to Mr. Cassetta of 618,239 shares of restricted stock representing 9% of the fully diluted shares of common stock of the Company at that date. Compensation has been determined as the number of shares awarded to Mr. Cassetta times the closing price of the Company's common stock on December 29, 1998 ($2.50) less the consideration to be paid by Mr. Cassetta. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Cassetta to $.75 per share, the fair value of the shares at that date. At June 30, 2000, based upon the closing bid price ($70.5625) of the Company's common stock, the value of Mr. Cassetta's shares was $43,624,500. Through December 31, 1999, the purchase of this restricted stock was recorded as a variable award pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance therewith, the Company's results of operations for the six months ended December 31, 1999 includes a noncash compensation charge of $11,727,000 for the change in the fair value of its common stock at December 31, 1999.

(5) On December 29, 1998, the Board of Directors approved the sale to Mr. Rossi of 206,080 shares of restricted stock representing 3% of the fully diluted shares of common stock of the Company at that date. Compensation has been determined as the number of shares awarded to Mr. Rossi times the closing price of the Company's common stock on December 29, 1998 ($2.50) less the consideration to be paid by Mr. Rossi. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Rossi to $.75 per share, the fair value of the shares at that date. At June 30, 2000, based upon the closing bid price ($70.5625) of the Company's common stock, the value of Mr. Rossi's shares was $14,541,500. Through December 31, 1999, the purchase of this restricted stock was recorded as a variable award pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance therewith, the Company's results of operations for the six months ended December 31, 1999 includes a noncash compensation charge of $3,909,000 for the change in the fair value of its common stock at December 31, 1999.

(6) Includes options for the purchase of 37,500 shares which were canceled when repriced options to purchase a like number of shares were granted in lieu thereof.

(7) Such options were canceled when repriced options were granted in lieu thereof in fiscal 1999.

(8) Includes options for the purchase of 25,250 shares which were canceled when repriced options to purchase a like number of shares were granted in lieu thereof.

(9) Includes options for the purchase of 15,000 shares which were canceled when repriced options to purchase a like number of shares were granted in lieu thereof.

(10) Amounts represent premiums paid by the Company for life and disability insurance for the benefit of Mr. Cassetta.

(11) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the Named Executive Officers.

Stock Options

     The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2000:

                          Option Grants in Fiscal 2000
                            (Individual Grants) (1)
                            -----------------------

                         Number of
                        Securities         % of Total Options
                    Underlying Options    Granted to Employees       Exercise          Expiration
Name                      Granted            in Fiscal 2000            Price              Date
-----------------------------------------------------------------------------------------------------
Sebastian E.              15,000                                    $  .9375            10/12/09
 Cassetta                  8,000                   2.11%             49.5000             5/29/10

Mario F. Rossi            15,000                                    $  .9375            10/12/09
                           7,000                   2.02%             49.5000             5/29/10

Thomas W. Haller          72,000                                    $  .9375            10/12/09
                           7,000                   7.24%             49.5000             5/29/10

(1) No stock appreciation rights ("SARs") were granted to the Named Executive Officers during fiscal 2000.

The following table sets forth information as to the number of unexercised shares of common stock underlying stock options and the value of unexercised in-the-money stock options at fiscal year end:

              Aggregated Option Exercises in Last Fiscal Year and
                      Fiscal Year End Option Value (1)(2)
                      -----------------------------------

                                                                          Number of
                                                                         Unexercised
                                                                          Securities         Value of Unexercised
                                                                      Underlying Options    In-The-Money Options at
                                                                      at Fiscal Year End        Fiscal Year End
                                                                         Exercisable/            Exercisable/
                             Shares Acquired on         Value           Unexercisable            Unexercisable
Name                              Exercise            Realized
--------------------------------------------------------------------------------------------------------------------
Sebastian E. Cassetta                --                   --             27,250/50,250       $1,884,800/$3,097,700

Mario F. Rossi                       --                   --             21,125/43,125       $1,460,500/$2,652,300

Thomas W. Haller                     --                   --             16,000/95,000       $1,105,500/$6,266,000

(1) No SARs were granted to, or exercised by, the Named Executive Officers during fiscal 2000.

(2) Value is based on the closing bid price of the Company's common stock as reported by the NASDAQ National Market on June 30, 2000 ($70.5625) less the exercise price of the option.

Employment Agreements

     The Company and Mr. Cassetta have entered into an employment agreement ("Cassetta Agreement"), effective January 1, 1999 and expiring on December 31, 2001, providing for (1) base compensation of $185,000 per annum, (2) additional compensation of up to 100% of base compensation and (3) the sale to him of 618,239 shares of restricted stock representing 9% of the fully diluted shares of common stock of the Company. Mr. Cassetta's additional compensation will be equal to 10% of his base compensation for each 10% increase in sales during the first year of the Cassetta Agreement, subject to a maximum of 100% of base compensation. In each subsequent year of the Cassetta Agreement, Mr. Cassetta will receive additional compensation equal to 5% of his base compensation for each 5% increase in sales, subject again to a maximum of 100% of base compensation. The purchase price ($2.20 per share) of the restricted stock was equal to 110% of the fair market value of the Company's common stock for the 30 days preceding the date of the stock purchase agreement ("Cassetta Stock Purchase Agreement") contemplated by the Cassetta Agreement. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Cassetta to $.75 per share, the fair market value of the shares at that date. $6,182.39 of the purchase price has been paid in cash and the balance by a 5 year, non-recourse promissory note, secured by the stock, at an interest rate of 6.75%, which is 1% below the prime rate on the date of the Cassetta Stock Purchase Agreement. The Cassetta Stock Purchase Agreement provides the Company with certain repurchase options and provides Mr. Cassetta with a put option in the event of the termination of his employment. In the event that Mr. Cassetta's employment is terminated without cause, Mr. Cassetta will receive a lump sum severance payment equal to his full base salary for the remaining term of the Cassetta Agreement, discounted to the present value using an 8% discount rate and continuing benefit coverage for the lesser of 12 months or the remaining term of the Cassetta Agreement. On

December 28, 1999, the Board of Directors of the Company approved the payment to Mr. Cassetta in stock of the bonus payable to him for 1999 under his employment agreement. Pursuant thereto, in March 2000, the Company issued 148,000 shares of common stock to Mr. Cassetta.

     The Company and Mr. Rossi have entered into an employment agreement ("Rossi Agreement"), effective January 1, 1999 and expiring on December 31, 2001, providing for (1) base compensation of $135,000 per annum, (2) additional compensation of up to 50% of base compensation and (3) the sale to him of 206,080 shares of restricted stock representing 3% of the fully diluted shares of common stock of the Company. Mr. Rossi's additional compensation will be equal to 5% of his base compensation for each 10% increase in sales during the first year of the Rossi Agreement, subject to a maximum of 50% of base compensation. In each subsequent year of the Rossi Agreement, Mr. Rossi will receive additional compensation equal to 2.5% of base compensation for each 5% increase in sales, subject again to a maximum of 50% of base compensation. The purchase price ($2.20 per share) of the restricted stock was equal to 110% of the fair market value for the 30 days preceding the date of the stock purchase agreement ("Rossi Stock Purchase Agreement") contemplated by the Rossi Agreement. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Rossi to $.75 per share, the fair market value of the shares at that date. $2,060.80 of the purchase price has been paid in cash and the balance by a 5 year, non-recourse promissory note, secured by the stock, at an interest rate of 6.75%, which is 1% below the prime rate on the date of the Rossi Stock Purchase Agreement. The Rossi Stock Purchase Agreement provides the Company with certain repurchase options and provides Mr. Rossi with a put option in the event of the termination of his employment. In the event that Mr. Rossi's employment is terminated without cause, Mr. Rossi will receive a lump sum severance payment equal to his full base salary for the remaining term of the Rossi Agreement, discounted to the present value using an 8% discount rate and continuing benefit coverage for the lesser of 12 months or the remaining term of the Rossi Agreement. On December 28, 1999, the Board of Directors of the Company approved the payment to Mr. Rossi in stock of the bonus payable to him for 1999 under his employment agreement. Pursuant thereto, in March 2000, the Company issued 54,000 shares of common stock to Mr. Rossi.

     The Company and Mr. Bozian have entered into an employment agreement ("Bozian Agreement"), effective May 29, 2000 and expiring on May 29, 2003, providing for (1) base compensation of $250,000 per annum, (2) a merit bonus of up to 50% of base compensation, (3) the grant to him of options to purchase an aggregate of 175,000 shares of common stock at an exercise price of $49.50 per share and (4) reimbursement of certain moving and other expenses. In the event that Mr. Bozian's employment is terminated without cause, he will receive a lump sum severance payment equal to his full base salary for the remaining term of the Bozian Agreement, discounted to the present value using an 8% discount rate and continuing benefit coverage for the lesser of 12 months or the remaining term of the Bozian Agreement.

Certain Transactions

   On June 24, 1999, the Company and Data Transmission Network Corporation ("DTN") entered into an agreement that amended the Software License and Service Agreement dated April 23, 1998. In consideration of the receipt of $5.175 million, the Company granted DTN an exclusive perpetual worldwide license to the Company's Internet-based (1) real-time stock quote product, (2) online trading vehicle for customers of small and medium sized brokerage companies, (3) administrative reporting package for brokers of small and medium sized brokerage companies and (4) order entry/routing system. Additionally, the Company received $324,000 in exchange for an agreement to issue warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $8.60 per share. The Company has agreed to continue to operate these products and provide maintenance and enhancement services in exchange for a percentage of the revenues earned by DTN therefrom. The cost of the Company's commitment to provide such maintenance and enhancement services are limited to a maximum of 20% of the revenues earned by the Company. Charles R. Wood, a director of the Company, was Senior Vice President of DTN and President of its Financial Services Division until February 28, 2000.

   The Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from a non-affiliated third party for similar transactions at the time of entering into such transactions. In accordance with the Company's policy, such transactions were approved by a majority of the independent disinterested directors of the Company.

                             PROPOSAL TO APPROVE THE
                 GRANT OF STOCK OPTIONS TO SEBASTIAN E. CASSETTA
                               AND MARIO F. ROSSI

   On November 3, 2000, the Board of Directors granted non-qualified stock options to Sebastian E. Cassetta and Mario F. Rossi, subject to stockholder approval. Mr. Cassetta received an option for the purchase of 150,000 shares of common stock which becomes exercisable upon the satisfaction of certain financial performance measurements that will be established by the Board of Directors or upon a change of control of the Company as defined in the Cassetta Agreement. Mr. Rossi received an option for the purchase of 56,250 shares of common stock which becomes exercisable upon the satisfaction of certain financial performance measurements that will be established by the Board of Directors or upon a change of control of the Company as defined in the Rossi Agreement. The options are exercisable at $19.00 per share and expire on November 2, 2010. The fair market value of a share of common stock of the Company on November 3, 2000, based on the average of the high and low selling prices on that day, was $18.97.

   If the relationship of Mr. Cassetta or Mr. Rossi with the Company terminates for any reason other than as a result of his death or disability, he may exercise his options, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if such relationship is terminated either (a)
         --------  -------
for cause, or (b) without the consent of the Company, such option shall terminate immediately.

   If either Mr. Cassetta or Mr. Rossi dies while he is an employee, director or consultant of the Company, any of its subsidiaries, or a parent, (a) within three months after the termination of such relationship (unless such termination was for cause or without the consent of the Company) or (b) within one year following the termination of such relationship by reason of his disability, his options may be exercised, to the extent exercisable on the date of his death, by his legal representative at any time within one year after his death, but not thereafter and in no event after the date the option would otherwise have expired.

   If either Mr. Cassetta or Mr. Rossi's relationship to the Company terminates by reason of his disability he may exercise his options, to the extent exercisable upon the effective date of such termination, at any time within one year after such date, but not thereafter and in no event after the date the option would otherwise have expired.

   In the event of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the aggregate number and kind of shares subject to each of the outstanding options and the exercise price thereof shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties.

   No option granted shall be transferable otherwise than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the optionee, only by Mr. Cassetta or Mr. Rossi, as the case may be, or their respective legal representatives.

Federal Income Tax Consequences

   The following is a general summary of certain material federal income tax consequences of the grant and exercise of the options granted to Mr. Cassetta and Mr. Rossi. This description is based on current law that is subject to change, possibly with retroactive effect. This discussion does not purport to address all tax considerations relating to the grant and exercise of the options or resulting from the application of special rules to Mr. Cassetta or Mr. Rossi (including whether either of them is subject to the reporting and short-swing profit provisions under Section 16 of the Securities Exchange Act of 1934, as amended), and state, local, foreign and other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying securities.

     Neither Mr. Cassetta nor Mr. Rossi will recognize taxable income upon the grant of the options. Upon the exercise of an option, the excess of the fair market value of the shares received at the time of exercise over the exercise price of the options will be taxed as ordinary income, and the Company will generally be entitled to a corresponding deduction. The tax basis in the shares acquired upon the exercise of such options will be equal to the exercise price paid by Mr. Cassetta or Mr. Rossi for the shares plus the amount of ordinary income recognized from the exercise of the options.

     Any gain or loss recognized by either Mr. Cassetta or Mr. Rossi on a subsequent disposition of shares purchased pursuant to an option will be a short-term or long-term capital gain or loss, depending upon the period during which such shares were held, in an amount equal to the difference between the selling price and the tax basis in the shares.

     If previously acquired shares are surrendered in payment of the exercise price of an option, gain or loss generally will not be recognized by Mr. Cassetta or Mr. Rossi upon the exercise of such option to the extent Mr. Cassetta or Mr. Rossi receives shares which on the date of exercise have a fair market value equal to the fair market value of the shares surrendered in exchange therefor ("Replacement Shares"). The aggregate basis in the Replacement Shares will be equal to the basis of the shares surrendered, increased by any ordinary income required to be recognized on the disposition of the previously acquired shares. The holding period for the Replacement Shares generally includes the period during which the surrendered shares were held.
If, in combination with the receipt of Replacement Shares, any shares are received by Mr. Cassetta or Mr. Rossi that are not Replacement Shares, such shares will be treated in the same manner as a cash exercise of an option for no consideration.

Stockholder Approval

   Approval of the grant of the stock options requires the affirmative vote of the holders of the majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" the grant of stock options to Messrs. Cassetta and Rossi.

                                   PROPOSAL TO
                  RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

   The firm of Ernst & Young LLP has served as the independent auditors of the Company since June 1994. The Board of Directors has appointed Ernst & Young LLP to continue as the independent auditors of the Company for the fiscal year ending December 31, 2000, subject to ratification by the Company's stockholders. On September 15, 2000, the Board of Directors approved a change in the Company's fiscal year to a calendar year basis. Therefore, the current fiscal year will end on December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such representative desires to do so.

   Ratification of the appointment of independent auditors requires the affirmative vote of the holders of the majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

                                  OTHER BUSINESS

   The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate unless they are directed by a proxy to do otherwise.

                   INFORMATION CONCERNING STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the Company's Annual Meeting to be held in 2001 must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than July 13, 2001. Such proposals should be addressed to Secretary, SmartServ Online, Inc., Metro Center, One Station Place, Stamford, Connecticut 06902. Notices of stockholder proposals submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after September 26, 2001. In view of the change in the Company's fiscal year to a calendar year as described above, it is likely that the date for the 2001 annual meeting will be in June 2001, thereby resulting in earlier deadlines for stockholder proposals. The Company will include information as to such changes, when known, in a filing with the Securities and Exchange Commission.

                               FORM 10-KSB EXHIBITS

   The Company will furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of any exhibit to the Company's Annual Report on Form 10-KSB and any amendments thereto requested by any person solicited hereunder.

                              By Order Of the Board of Directors

                              Richard D. Kerschner
                              Secretary
Stamford, Connecticut
November 10, 2000

PROXY	                                                                PROXY
                            SMARTSERV ONLINE, INC.
                (Solicited on behalf of the Board of Directors)


        The undersigned holder of Common Stock of SMARTSERV ONLINE, INC., revoking all proxies heretofore given, hereby constitutes and appoints Alan G. Bozian, Thomas W. Haller and Richard D. Kerschner, and each of them, Proxies, with full power of substitution for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the 2000 Annual Meeting of Stockholders of SMARTSERV ONLINE, INC., to be held at the Stamford Marriott Hotel, on Friday, December 8, 2000 at 10:00 AM, Eastern Standard Time, and at any adjournments or postponements thereof.

        The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

        Each properly executed Proxy will be voted in accordance with the specifications made below and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this Proxy will be voted FOR the nominees listed to serve as directors, FOR approval of the grant of stock options to Sebastian E. Cassetta and Mario F. Rossi and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

The Board of Directors recommends a vote FOR the listed nominees, FOR approval of the grant of stock options to Messrs. Cassetta and Rossi, and FOR the ratification of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

1. Election of Directors  [ ] FOR listed nominees  [ ] WITHHOLD AUTHORITY to vote for listed nominees

  Nominees: Sebastian E. Cassetta; Charles R. Wood; L. Scott Perry; Catherine
   Cassel Talmadge; Mario F. Rossi; Robert H. Steele; and Claudio Guazzoni.


(Instruction: To withhold authority to vote for any individual nominee, circle that nominee's name in the list provided above.)

PLEASE MARK, DATE AND SIGN THIS PROXY ON THIS AND THE REVERSE SIDE.

2.  Approval of the grant of stock options to Messrs. Cassetta and Rossi

                     [ ] FOR   [ ] AGAINST    [ ] ABSTAIN

3.  Approval of Ernst & Young LLP as independent auditors

                     [ ] FOR   [ ] AGAINST    [ ] ABSTAIN


4. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

                     [ ] FOR   [ ] AGAINST    [ ] ABSTAIN

The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR the nominees listed to serve as a directors, FOR approval of the grant of stock options to Sebastian
E. Cassetta and Mario F. Rossi and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.


Dated: ___________________________________________________, 2000
______________________________________________________________
______________________________________________________________
Signature(s)

(Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).


PLEASE MARK AND SIGN ABOVE AND RETURN PROMPTLY.